Exhibit 5.1

Digital Angel Corporation

490 Villaume Avenue

South St. Paul, MN  55075

March 9, 2007

Re:          Registration Statement on Form S-3

Gentlemen:

We have acted as legal counsel for Digital Angel Corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, and the reoffer prospectus to be used in conjunction with the Registration Statement (the “Prospectus”), relating to the registration under the Securities Act of 1933, as amended, of the offer and sale by the selling stockholder identified in the Prospectus of shares of common stock, $0.005 par value per share that may be issued to the selling stockholder under the terms of the 10.25% Senior Secured Debenture dated February 6, 2007 (the “Debenture”) and upon exercise of the five-year warrant to purchase 699,600 shares of common stock dated February 6, 2007 (the “Warrant”) to be sold in the manner described in the Registration Statement. Pursuant to the Registration Rights Agreement dated February 6, 2007, the Company is obligated to register 200% of such number of shares, which consists of approximately 4,876,377 shares that may be issued under the Debenture and 1,399,200 shares that may be issued upon exercise of the Warrant (collectively, the “Shares”).

In connection therewith, we have examined (a) the Articles of Incorporation and Bylaws of the Company, both as amended to date; (b) the corporate proceedings of the Company relative to its organization and to the authorization of the Shares; (c) the Debenture, Warrant, Registration Rights Agreement, the Stock Purchase Agreement dated February 6, 2007 and other related transaction documents (collectively, the “Transaction Documents”); and (d) the Registration Statement and the Prospectus.  In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.               The Company has been legally incorporated and is validly existing under the laws of the State of Delaware.

2.               If, as and when the Shares are issued and delivered by the Company in accordance with the terms of the Debenture and Warrant, respectively, including without limitation, the payment in full of applicable consideration, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

By-	/s/ Winthrop & Weinstine, P.A.
Winthrop & Weinstine, P.A.